EXHIBIT 10.22

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 22nd day of December, 2008, by and between Fiserv, Inc., on behalf of itself and its subsidiaries and affiliates (“Company”), and Stephen Olsen (“Employee”).

WHEREAS, the Company and Employee previously entered into an Employment Agreement that memorialized the terms of Employee’s employment, which commenced as of December 3, 2007 (the “Employment Date”);

WHEREAS, the Company and Employee desire to amend the terms of Employee’s employment in order to ensure that such terms continue to comply with applicable laws, including Section 409A of the Internal Revenue Code of 1986, as amended;

WHEREAS the Employee desires to enter into an agreement to provide for his employment with the Company upon the terms provided in this Agreement;

WHEREAS the Company’s information, including but not limited to its technology, products, intellectual property, customer lists, customer information, and its methods of doing business have been developed by the Company at considerable expense over a number of years, and are of considerable economic value to the Company;

WHEREAS Company wishes to assure itself that Employee will keep in confidence and not disclose any information disclosed to him by the Company during the term that he is employed by Company;

WHEREAS Company further wishes to assure itself that Employee will not compete with the Company during or for a reasonable period of time after the termination of his employment; and

WHEREAS Employee is willing to agree not to so compete with Company.

NOW THEREFORE, in consideration of the premises set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.    The Company agrees to employ Employee, and Employee agrees to be employed by the Company. During his employment, Employee agrees to serve as Group President of Internet Banking and Electronic Payments with such further responsibilities and duties commensurate with such position as contemplated by the Company’s by-laws and reasonably implemented by the Board of Directors of Fiserv, Inc. and Employee’s Direct Supervisor (as hereinafter defined) subject to the further terms and conditions of this Agreement.

2.    Employee agrees to accumulate stock ownership in Fiserv, Inc. at a minimum level of three times the value of his salary, no later than the fifth anniversary of the date hereof.

3.    This Agreement shall begin on the Employment Date with the initial period to continue until December 1, 2008 (the “Term”). At the expiration of the Term, Employee’s employment shall be at-will and shall continue until terminated by either party upon written notice to the other party (the Term and the period of at-will employment thereafter, if any, shall be referred to herein as the “Employment Term”).

4.    Employee hereby represents that he is free and able to enter into this Agreement with Company and that there is no reason, known or unknown, which will prevent his performance of the terms and conditions contained in this Agreement.

5.    During the Employment Term, Employee shall devote his full business time, best efforts and business judgment, faithfully, conscientiously and to the best of his ability to the advancement of the interests of the Company and to the discharge of the responsibilities and offices held by him. Employee shall not engage in any other business activity, whether or not pursued for pecuniary advantage, except as may be approved in advance by the Company, provided, however, that the foregoing shall not prohibit or limit Employee from participating in civic, charitable or other not-for-profit activities or to manage personal passive investments, provided that such activities do not materially interfere with Employee’s services required under this Agreement and do not violate the Code of Conduct or other corporate policies of the Company. Employee hereby acknowledges that he has read the Company’s Code of Conduct in effect as of the date hereof, attached hereto as Exhibit A, and agrees that he will comply with such Code of Conduct and other Company corporate policies regarding activities in the workplace, as they may be amended from time to time, in all material respects.

6.    For all services to be rendered by Employee in any capacity during the Employment Term, the Company shall pay or cause to be paid to Employee and shall provide or cause to be provided to him the following:

(a)    An annual base salary at a minimum rate of $400,000 per year. Upon the expiration of the Term and thereafter, the Employee’s direct supervisor (“Direct Supervisor”) will determine Employee’s annual base salary, it being understood by Employee that adjustments to annual base salary will be for unusual events and will not typically be made each year. To that end, Employee’s Direct Supervisor will review annually the performance of Employee. The term “annual base salary” shall not include any payment or other benefit that is denominated as or is in the nature of a bonus, incentive payment, commission, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income.

(b)    In addition to the salary provided above, as of the Employment Date and thereafter, Employee shall be entitled to participate in the Management Bonus Plan or other incentive compensation program, as offered by the Company from time to time for senior executives of the Company. For calendar year 2008, Employee will have a target bonus of 100% of annual base salary as of the effective date of this Agreement ($400,000) with an opportunity to achieve a maximum bonus of 200% of such annual base salary ($800,000), to be paid no later than March 15, 2009, according to the Company’s usual practice. If the Company terminates Employee for cause, as defined in

Section 7(c), or Employee voluntarily ceases his employment with the Company on or before the date of payment of any incentive compensation hereunder in March 2009, Employee shall not be entitled to any portion of any payment under the Management Bonus Plan or other incentive compensation program.

(c)    The Employee has received and shall receive equity in the Company (each a “Stock Program”) as follows:

(i)    On the Employment Date hereunder, the Company has granted to Employee pursuant to the terms of the Fiserv, Inc. Stock Option and Restricted Stock Plan (the “Stock Option and Restricted Stock Plan”) and the applicable award agreements, (A) an option to purchase 19,098 shares of Common Stock, $.01 par value, of the Company at an exercise price of $54.98 and (B) an award of 5,093 shares of restricted stock. Such options shall vest over a four-year period, with 1/3 of such options vesting on each of the second, third and fourth anniversary dates of the date of grant. Such restricted stock shall also vest over a four-year period, with 1/3 of such shares vesting on each of the second, third and fourth anniversary dates of the date of grant.

(ii)    As of the Employment Date, Employee shall thereafter be eligible to participate in the Fiserv Senior Managers and Senior Professionals Stock Option and Restricted Stock Program. Options and restricted stock granted thereunder may be subject to participation levels and vesting schedules not commensurate with Employee’s position and may be determined in connection with Employee’s annual performance evaluation and granted annually during the Employment Term; provided, however, that such grants awarded during the Term shall be no less favorable than the grants issued by CheckFree to Employee for the calendar year 2007. If Employee shall not be employed by the Company on the date of grant of any options or restricted stock hereunder, Employee shall not be entitled to any portion of any such options or restricted stock award. Notwithstanding anything to the contrary, all awards of options or restricted stock are subject to the approval of the Board of Directors of Fiserv, Inc. or its designated committee and vesting of such equity awards will follow normal guidelines for similarly situated executives of the Company, established by the Board of Directors of Fiserv, Inc. at the time.

All stock options or restricted stock granted or issued hereafter will be subject to the terms of the Stock Option and Restricted Stock Plan as it may be amended from time to time and of the specific stock option or restricted stock agreement pursuant to which any such stock options or restricted stock may be granted or issued from time to time. The terms of the specific stock option or restricted stock agreement pursuant to which stock options or restricted stock may be granted or issued hereunder shall govern treatment of such stock options or restricted stock in the event of the death or disability (as defined in any such agreement) of Employee. Such options will also have vesting and other terms as specified in the stock option agreement covering such stock options or restricted stock, which may be different than other employees of the Company.

(d)    In addition to the salary and incentive compensation provided above, Employee shall be entitled to participate in any employee benefit plans, welfare benefit plans, retirement plans, and other fringe benefit plans that are, during the Term, no less favorable in the aggregate than those currently provided by CheckFree to Employee; provided, however, that such right or participation in any such plans and the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable Company policies and to action by the Board of Directors of Fiserv, Inc. or any administrative or other committee provided in or contemplated by such plan, it being mutually agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plans to exercise in good faith the full discretion reposed in them by such plans.

(e)    Employee shall be entitled to five weeks of paid vacation in each calendar year.

(f)    Employee shall become fully vested in all outstanding equity in CheckFree at the Effective Time (as such term is defined in the Merger Agreement).

(g)    All compensation or other benefits payable or owing to Employee hereunder shall be subject to withholding taxes and other legally required deductions pursuant to federal, state or local law.

7.    Employee’s employment hereunder shall terminate under the following circumstances:

(a)    In the event Employee dies, this Agreement and the Company’s obligations under this Agreement shall terminate as of the end of the month during which his death occurs.

(b)    If Employee, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of his duties, the Employee’s employment shall terminate according to the policies of the Company.

(c)    Employee’s employment may be terminated for cause, effective immediately upon written notice to Employee by the Company that shall set forth the specific nature of the reasons for termination. Only the following acts or omissions by Employee shall constitute “cause” for termination:

(i)    dishonesty or similar serious misconduct, directly related to the performance of Employee’s duties and responsibilities hereunder, which results from a willful act or omission and which is injurious to the operations, financial condition or business reputation of the Company;

(ii)    Employee being named as a defendant in any criminal proceedings, and as a result of being named as a defendant, the operations, financial condition or reputation of the Company are materially injured or Employee is convicted of a crime;

(iii)    Employee’s drug or alcohol use in violation of any Company policy or which materially impairs the performance of his duties and responsibilities as set forth herein;

(iv)    substantial, continuing willful and unreasonable inattention to, neglect of or refusal by Employee to perform Employee’s duties or responsibilities under this Agreement;

(v)     willful and intentional violation of a material provision of the Company’s Code of Conduct, as it may be amended from time to time, or other Company corporate policies regarding activities in the workplace in effect at the time; or

(vi)    any other willful or intentional breach or breaches of this Agreement by Employee, which breaches are, singularly or in the aggregate, not cured within 30 days of written notice of such breach or breaches to Employee from the Company.

(d)    Employee’s employment may be terminated by the Employee by written notice to the Company and Employee’s Direct Supervisor in the event of a material breach by the Company of any of the provisions of this Agreement, provided, however, that the Company shall have been given notice at least 30 days in advance of the anticipated termination date and an opportunity to cure any such event of a material breach. In the event of termination pursuant to the first sentence of this subsection (d), Employee shall be entitled to receive termination benefits in accordance with subsection (f) below. If Employee terminates his employment for reasons other than those enumerated in the first sentence of this subsection (d), he or she shall not be entitled to termination benefits described in subsection (f) below.

(e)    Employee’s employment may be terminated at the election of the Company upon written notice to Employee by the Company at any time for the convenience of the Company.

(f)

(i)    If, during the Term, Employee’s employment is terminated by the Company for any reason other than as specified in subsection (a), (b), (c) or (d) above, subject to execution by Employee within 45 days of termination of employment, of a general release in favor of the Company (and failure to revoke such release), Employee shall be entitled to:

(A)    receive a lump sum in the amount of $1,181,743 and, subject to the last paragraph of this Section 7, such payment shall be made within 30 days after the date on which the Company receives the general release in favor of the Company;

(B)    reimbursement by the Company to Employee for any expenses incurred by Employee for payment of COBRA premiums for the period, up to eighteen (18) months, during which Employee is eligible for COBRA following the date of termination of his employment, or until Employee obtains health care coverage through subsequent employment, whichever is earlier.

(ii)    If, following the Term, Employee’s employment is terminated by the Company for any reason other than as specified in subsection (a), (b), (c) or (d) above, subject to execution by Employee within 45 days of termination of employment, of a general release in favor of the Company (and failure to revoke such release), Employee shall be entitled to:

(A)    receive a lump sum in the amount equal to 12 months of Employee’s annual base salary at the salary rate in effect immediately prior to the notice of termination, plus the smaller of the target bonus for the current year or bonus earned in the prior year and, subject to the last paragraph of this Section 7, such payment shall be made within 30 days after the date on which the Company receives the general release in favor of the Company;

(B)    equity awards pursuant to Section 6(c)(i) and 6(c)(ii) above shall immediately vest and Employee shall have 30 days from the date of termination to exercise any options;

(C)    the benefit of additional vesting of any options or shares of restricted stock granted to Employee pursuant to any Stock Program as though the Employee had been employed for the additional 12-month period; and

(D)    reimbursement by the Company to Employee for any expenses incurred by Employee for payment of COBRA premiums for 12 months following the date of termination of his employment, or until the Employee obtains health care coverage through subsequent employment, whichever is earlier.

Any payment under this subsection (f) shall be subject to withholding taxes and other legally required deductions. Notwithstanding the foregoing, the lump sum payments described in clauses (i) (A) and (ii)(A) of this subsection (f) are considered nonqualified deferred compensation under Internal Revenue Code Section 409A, and thus if Employee is a “specified employee” of the Company within the meaning of Code Section 409A at the time of his Separation from Service (as defined below), no payment shall be made to Employee under either clause (i)(A) or (ii)(A) of this subsection (f) until the date that is six months after Employee’s Separation from Service, at which time such payment shall be made in a lump sum to Employee. For purposes hereof, the term “Separation from Service” shall have the same meaning as ascribed to such term in the Double Trigger Key Executive Employment and Severance Agreement substantially in the form provided to Employee on the date hereof. All other compensation, incentive compensation and benefits being received by Employee shall cease upon termination of employment, subject to applicable law.

8.    The Employee Confidential Information and Development Agreement of the Company, attached hereto as Exhibit B, is hereby incorporated herein by reference. Employee hereby confirms that he is bound by its terms. Such confidential information is understood to include, without limitation, products, technology, intellectual property, customer lists, prospect lists and price lists, or any part of such items, and any information relating to Company’s method and technique used in servicing its customers.

9.

(a)    For purposes of this Section 9, the following definitions apply:

(i)    “Customer” means any person, association or entity: (1) for which Employee has directly performed services, (2) for which Employee has supervised others in performing services, or (3) about which Employee has special knowledge as a result of his employment with the Company, during all or any part of the 24-month period ending on the date of the termination of his employment with the Company.

(ii)    “Competing Product or Service” means any product or service which is sold in competition with, or is being developed and which will compete with, a product or service developed, manufactured, or sold by the Company. For purposes of this Agreement, “Competing Products or Services” are limited to products and/or services for which Employee participated in the development, planning, testing, sale, marketing or evaluation of on behalf of the Company in or during any part of the last 24 months of his employment with the Company, or for which Employee supervised one or more Company employees, units, divisions or departments in doing so.

(iii)    “Special Knowledge” means material, non-public information about a person, association or entity that Employee learned as a result of his employment with the Company and/or the Company’s client development or marketing efforts during all or any part of the last 24 months of his employment with the Company.

(b) Employee agrees that the Company’s customer contacts and relations are established and maintained at great expense. Employee further agrees that, as an employee of the Company, he will have unique and extensive exposure to and contact with the Company’s customers and employees, and that he will have had the opportunity to establish unique relationships that would enable him to compete unfairly against the Company. Moreover, Employee acknowledges that he will have had unique and extensive knowledge of the Company’s trade secret and confidential information, and that such information, if used by him or others, would allow him or others to compete unfairly against the Company. Therefore, in consideration of the compensation and benefits paid to him pursuant to this Agreement, Employee agrees that, (i) if his employment terminates during the Term, for a period of 24 months or (ii) if his employment terminates at any time after the Term, for a period of 12 months, after the date of the termination of his employment by the Company or Employee, Employee will not, either on his own behalf of on behalf of any other person, association or entity:

(i)    Contact any Customer for the purpose of soliciting or inducing such client to purchase a Competing Product or Service;

(ii)    Solicit an employee of the Company to terminate his employment with the Company;

(iii)    Become financially interested in, be employed by or have any connection with, directly or indirectly, either individually or as owner, partner, agent, employee, consultant, creditor or otherwise, except for the account of or on behalf of the Company, or its affiliates, in any business or activity listed on Exhibit C, or any affiliate, successor or assign of such business or activity or any other business enterprise that engages in substantial competition with the Company or any of its subsidiaries in the business of providing management solutions to the financial industry; provided, however, that nothing in this Agreement shall prohibit Employee from owning publicly traded stock or other securities of a competitor amounting to less than one percent of such outstanding class of securities of such competitor; or

(iv)    Become an owner, partner, director or officer of a company that develops, sells or markets a Competing Product or Service.

(c)    Notwithstanding any other provision of this Agreement, this Section 9:

(i)    Shall not bar Employee from all employment. Employee warrants and agrees that there are ample employment opportunities that he could fill following his employment with the Company, in his field of experience, without violating this Agreement;

(ii)    Shall not bar Employee from performing clerical, menial or manual labor;

(iii)    Subject to Section 9(b)(iii), including the proviso thereof, shall not prohibit Employee from investing as a passive investor in the capital stock or other securities of a publicly traded corporation listed on a national security exchange.

10.    Employee acknowledges and agrees that compliance with this Agreement is necessary to protect the Company, and that a breach of this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Employee hereby agrees that in the event of any such breach of this Agreement, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. Employee further agrees that, in the event of his breach of this Agreement, the Company shall be entitled to recover the value of any amounts previously paid or payable to Employee pursuant to Section 6(b) hereof and of any Stock Program. Employee understands and agrees that the losses incurred by the Company as a result of such breach of this Agreement would be difficult or impossible to calculate, as they are based on, among other things, the value of the knowledge and information gained by the Employee at the expense of the Company, but that the actual value exceeds the amounts paid or payable to Employee pursuant to Section 6(b) and any Stock Program. Accordingly, the amount paid or payable to Employee pursuant to Section 6(b) and any Stock Program herein represents the Employee’s agreement to pay and the Company’s agreement to accept as liquidated damages, and not as a penalty, such amount for any such Employee breach. Employee and the Company hereby agree to submit themselves to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

11.    Employee agrees that the terms of this Agreement shall survive the termination of his employment with the Company.

12.    This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, and supercedes and replaces any prior or other agreement or understanding between the parties with respect to such subject matter. Specifically, but without limitation, effective as of the Employment Date, Employee hereby waives all rights under the Retention Agreement with CheckFree Corporation effective July 27, 2007, as amended.

13.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to conflict of law principles thereof.

14.    The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

15.    THE EMPLOYEE HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON THE EMPLOYEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

16.    If any provision of this Agreement shall be declared illegal or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

17.    No term or condition of this Agreement shall be deemed to have been waived, nor shall thereby create any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

18.    No term or provision or the duration of this Agreement shall be altered, varied or contradicted except by a writing to that effect, executed by authorized officers of Fiserv, Inc. and by Employee, and in compliance with Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands.

EMPLOYEE:	FISERV, INC.:

/s/ Stephen Olsen	By:	/s/ Jeffery W. Yabuki
Stephen Olsen		Jeffery W. Yabuki
President and Chief Executive Officer